Exhibit 23
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
W. R. Berkley Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-155724) on Form S-3 and (No. 333-33935), (No. 33-55726) and (No. 333-127598) on Form S-8 of W. R. Berkley Corporation of our reports dated February 27, 2009 with respect to the consolidated balance sheets of W. R. Berkley Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear or are incorporated by reference in the December 31, 2008 Annual Report on Form 10-K of W. R. Berkley Corporation.
February 27, 2009
KPMG LLP
New York, New York

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